Exhibit 99.1

July 11, 2011

Mr. Thomas N. McCarter, III

Chairman, Special Committee of the Board of Directors

of Southern Union Company

5444 Westheimer Road

Houston, TX 77056

We hereby consent to (i) the inclusion of our opinion letter, dated July 4, 2011, to the Special Committee of the Board of Directors of Southern Union Company as Annex C to the proxy statement/prospectus included in the initially filed Registration Statement on Form S-4 of Energy Transfer Equity, L.P. (“ETE”) filed on July 11, 2011 (the “Registration Statement”) relating to the proposed merger of a wholly owned subsidiary of ETE with and into Southern Union Company and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary—Opinion of Southern Union’s Financial Advisors”, “Risk Factors—Risks Related to the Merger—The fairness opinions obtained from the financial advisors to the Southern Union Special Committee will not reflect subsequent changes”, “Proposal 1—The Merger—Background of the Merger”, “Proposal 1—The Merger—Southern Union’s Reasons for the Merger; Recommendation of the Southern Union Special Committee and Southern Union Board”, “Proposal 1—The Merger—Opinion of Southern Union’s Financial Advisors” and “The Merger Agreement—Representations and Warranties” of the proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Raymond B. Strong III Senior Managing Director

Houston, Texas

July 11, 2011